EXHIBIT 99.1
infoGROUP Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Statements
     On March 31, 2009, infoGROUP Inc. (the “Company”) and its wholly-owned subsidiary, Opinion Research Corporation (“Opinion Research”), completed the sale of Macro International, Inc. (“Macro”), which was wholly owned by Opinion Research, to ICF International, Inc. (“ICF International”). The sale was completed pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) with ICF International and ICF Consulting Group, Inc., a wholly owned subsidiary of ICF International (“ICF Consulting”) (collectively with ICF International to be referred to as “ICF”). All of the parties to the Purchase Agreement are incorporated in Delaware. Pursuant to the Purchase Agreement, ICF Consulting purchased 100% of the issued and outstanding stock of Macro.
     Under the terms of the Purchase Agreement, ICF paid an aggregate purchase price of approximately $155 million in exchange for all of the shares of common stock of Macro, subject to a dollar-for-dollar working capital adjustment that will either increase or decrease the purchase price depending upon whether the final working capital amount is more or less than $20 million. The after-tax loss from the sale is approximately $8.8 million.
     The following unaudited pro forma condensed consolidated financial statements of infoGROUP Inc. include adjustments to the Company’s historical financial statements to reflect the disposition of Macro. The historical financial information of infoGROUP Inc. was derived from the historical audited consolidated financial statements of infoGROUP Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2008. The unaudited pro forma condensed statements of operations were prepared as if the disposition occurred on January 1, 2008, and the unaudited pro forma condensed consolidated balance sheet assumes that the disposition occurred as of December 31, 2008.
     The unaudited pro forma statements presented do not purport to represent what the results of operations or financial position of infoGROUP Inc. would have been had the transaction occurred on the dates noted above, or to project the results of operations or financial position of infoGROUP Inc. for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.
     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company.

infoGROUP Inc. and Subsidiaries
Pro Forma Consolidated Statements of Operations
For the Year Ended December 31, 2008
(unaudited)

		Disposition of
	As Originally	Macro
	Reported (a)	International (b)	Pro Forma
	(in thousands, except per share amounts)
Net Sales	$738,270	$(149,584)	$588,686

Costs and expenses:
Cost of goods and services	311,653	(108,600)	203,053
Selling, general and administrative	356,520	(22,059)	334,461
Depreciation and amortization of operating assets	24,389	(3,037)	21,352
Amortization of intangible assets	17,524	(4,660)	12,864

Total operating costs and expenses	710,086	(138,356)	571,730

Operating income	28,184	(11,228)	16,956

Other income (expense):	(17,917)	(63)	(17,980)

Income before income taxes	10,267	(11,291)	(1,024)

Income tax expense	5,456	(4,419)	1,037

Net income	$4,811	$(6,872)	$(2,061)

Basic Earnings Per Share	$0.08	$(0.12)	$(0.04)
Basic weighted average shares outstanding	56,760	56,760	56,760

Diluted earnings per share	$0.08	$(0.12)	$(0.04)
Diluted weighted average shares outstanding	56,774	56,774	56,774

(a)	Amounts as originally reported by infoGROUP in its Annual Report on Form 10-K for the year ended December 31, 2008.

(b)	Represents the results of operations of Macro International for the period.

infoGROUP Inc. and Subsidiaries
Pro Forma Condensed Consolidated Balance Sheets
At December 31, 2008
(unaudited)

		Disposition of
	As Originally	Macro	Pro Forma
	Reported (a)	International (b)	Adjustments	(c)	Pro Forma
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$4,818	$(127)	$48,235	(d)	$52,926
Trade accounts receivable	74,569	(18,539)	—		56,030
List brokerage accounts receivable	86,841	—	—		86,841
Unbilled services	27,471	(16,352)	—		11,119
Prepaid assets and other current assets	27,342	(1,113)	1,989	(e)	28,218

Total current assets	221,041	(36,131)	50,224		235,134

Property and equipment, net	65,108	(5,873)	—		59,235
Goodwill	418,476	(65,498)	—		352,978
Intangible assets, net	108,153	(38,203)	1,085	(f)	71,035
Other assets	2,505	—	10,000	(g)	12,505

	$815,283	$(145,705)	$61,309		$730,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,899	$—	$—		$2,899
Accounts payable	33,426	(3,857)	999	(h)	30,568
List brokerage trade accounts payable	79,827	—	—		79,827
Other accrued liabilities	120,138	(13,506)	48,045	(i)	154,677

Total current liabilities	236,290	(17,363)	49,044		267,971

Long-term debt, net of current portion	297,745	—	(92,680)	(j)	205,065
Other noncurrent liabilities	32,375	(1,189)	(13,446)	(k)	17,740

Stockholders’ equity	248,873	—	(8,762)	(l)	240,111

	$815,283	$(18,552)	$(65,844)		$730,887

(a)	Amounts as originally reported by infoGROUP in its Annual Report on Form 10-K for the year ended December 31, 2008.

(b)	Represents the results of operations of Macro International for the period.

(c)	The pro forma adjustments resulting from the sale of Macro International assume that the sale occurred on December 31, 2008. As a result, final amounts will likely vary from this presentation of pro forma adjustments. The final gain / loss of this transaction will be based on the closing balance sheet at March 31, 2009.

(d)	Represents the net cash proceeds from the sale of Macro International assuming the transaction had occurred on December 31, 2008. The pro forma proceeds shown are comprised of purchase price of $155.0 million, less loan repayment of $92.7 million, less escrow payments of $13.0 million, less transaction costs related to the amendment of the credit facility of $1.1 million.

(e)	Represents an estimate of $3.0 million for proceeds to be released from the Escrow account, according to the Escrow Agreement within the Stock Purchase Agreement, at the end of the claims period for the Working Capital adjustment, net of any claims against Escrow. This is offset by a decrease of $1.0 million to the current portion of deferred income tax liability associated with the sale of Macro International.

(f)	Represents transaction costs incurred and capitalized associated with the amendment of the Company’s Credit Facility.

(g)	Represents an estimate of $10.0 million for proceeds to be released from the Escrow account according to the Escrow Agreements within the Stock Purchase Agreement, at the end of the claims period for indemnity claims, net of any claims against Escrow.

(h)	Represents an accrual for selling costs associated with the sale of Macro International.

(i)	Represents an accrual to income taxes payable of $48.0 million, based on taxable income of $118.0 million for Macro International as of December 31, 2008.

(j)	Represents the loan repayment of $92.7 million as a result of receiving proceeds from the sale of Macro International of $155.0 million, less escrow payments totaling $13.0 million, less transaction expenses related to the amendment of the credit facility of $1.1 million, less estimated income taxes of $48.2 million.

(k)	Represents a decrease to the noncurrent portion of deferred income tax liability of $13.4 million associated with the sale of Macro International.

(l)	Represents the estimated after-tax loss of $8.8 million as part of the sale of Macro International as follows:

Gross Proceeds	$155,000
Less:
Estimated selling costs	999
Net assets of Macro International	127,153
Estimated income tax expense	35,610

Pro Forma Loss on Sale	$(8,762)

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